Exhibit 99.1

LAZARD ANNOUNCES RESULTS OF
CASH TENDER OFFER OF LAZARD GROUP LLC

NEW YORK, March 12, 2019 – Lazard Ltd (NYSE: LAZ) announced today the expiration and final results of the previously announced cash tender offer (the “Tender Offer”) of its subsidiary Lazard Group LLC (“Lazard Group”) for any and all of its outstanding 4.250% Senior Notes due November 14, 2020 (the “Notes”). The Tender Offer expired at 5:00 p.m. (New York City time) on March 11, 2019 (the “Expiration Time”). The terms and conditions of the Tender Offer were described by Lazard Group in an Offer to Purchase and related Letter of Transmittal and Notice of Guaranteed Delivery dated March 5, 2019. Acceptance by Lazard Group of any Notes tendered for purchase was subject to the terms and conditions set forth in the Offer to Purchase and related Letter of Transmittal and Notice of Guaranteed Delivery.

As of the Expiration Time, according to information provided by D.F. King & Co., Inc., the tender agent for the Tender Offer, $166,823,000 in aggregate principal amount of the Notes was validly tendered and not validly withdrawn in the Tender Offer (the “Accepted Notes”), not including any Notes that may be validly tendered pursuant to guaranteed delivery procedures.  Lazard Group has accepted for purchase all of the Accepted Notes. As announced on March 11, 2019, holders (i) of the Accepted Notes or (ii) who delivered a properly completed Notice of Guaranteed Delivery and all other required documents at or prior to the Expiration Time and who validly tender their Notes on or prior to 5:00 p.m. (New York City time) on March 13, 2019 and whose Notes are accepted for purchase will receive the “Total Consideration” of $1,022.18 per $1,000 principal amount of Notes, subject to the terms and conditions set forth in the Offer to Purchase and related Letter of Transmittal and Notice of Guaranteed Delivery. In addition to the Total Consideration, such holders will also receive accrued and unpaid interest up to, but not including, the Settlement Date (as defined below).  Payment for Notes validly tendered in the Tender Offer and accepted by Lazard Group for purchase will be made on the date referred to as the “Settlement Date” or, in the case of Notes tendered through guaranteed delivery procedures, the “Guaranteed Delivery Settlement Date.” The Settlement Date is currently expected to occur today, March 12, 2019, and the Guaranteed Delivery Settlement Date is currently expected to occur on March 14, 2019, the third business day following the Expiration Time.

The closing of the Tender Offer is subject to the satisfaction or waiver of certain conditions as set forth in the Offer to Purchase.  Any Notes purchased pursuant to the Tender Offer will be canceled.

On March 11, 2019, Lazard Group delivered to the holders of the Notes a notice of redemption to redeem any and all Notes not purchased in the Tender Offer. All of the remaining then outstanding Notes will be redeemed on April 10, 2019 at a make-whole redemption price, calculated in accordance with the indenture governing the Notes.

Lazard Group retained Citigroup Global Markets Inc. and Lazard Frères & Co. LLC to serve as the dealer managers for the Tender Offer.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes.  The Tender Offer was made solely by means of the Offer to Purchase and related Letter of Transmittal and Notice of Guaranteed Delivery dated March 5, 2019.  The Tender Offer is void in all jurisdictions where it is prohibited.  In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer was deemed to have been made on behalf of Lazard Group by the dealer managers for the Tender Offer or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

About Lazard
Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 43 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America.  With origins dating to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements.  In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “target”, “goal”, or “continue”, and the negative of these terms and other comparable terminology.  These statements are only predictions based on our current expectations and projections about future events, many of which, by their nature, are inherently uncertain and outside of our control.  There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors”, and also discussed from time to time in our reports on Forms 10‑Q and 8-K, including the following:

•	A decline in general economic conditions or the global or regional financial markets;

•	A decline in our revenues, for example due to a decline in overall mergers and acquisitions (M&A) activity, our share of the M&A market or our assets under management;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure on our businesses and on our ability to retain and attract employees at current compensation levels.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements.  Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements.  You should not rely upon forward-looking statements as predictions of future events.  We are under no duty to update any of these forward-looking statements after the date of this release to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations.

LAZ-CPE
Media contact:	Investor contact:
Judi Frost Mackey, +1 212 632 1428	Alexandra Deignan, +1 212-632-6886
judi.mackey@lazard.com	alexandra.deignan@lazard.com